UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 9, 2006

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 9, 2006, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company met and considered compensation issues with respect to the Company’s Executive Officers.

(A) At its October 9, 2006 meeting, the Committee approved the material terms of the Company’s 2007 Annual and Long-Term Bonus Program, which is applicable to each of the Executive Officers. Because the Program is pursuant to the Executive Officer Bonus Plan approved by shareholders in January of 2006, performance-based awards under the Program will be tax deductible under Section 162(m) of the Internal Revenue Code. The material terms of that Program are as follows:

As in previous years, the Program will be comprised of both annual and long-term components. The annual component will still be comprised of two elements: a Company performance piece, based upon targeted earnings per share of the Company (“EPS”), and an individual performance piece. As in previous years, the Program will also include a long-term component designed to drive consistent growth over a multiple year period.

The annual component will again offer a potential payout of from 50 to 165% of the individual’s bonus target, which is a percentage of the individual’s base salary. For the Executive Officers, that percentage ranges from 60% to 100%, as noted under (B) below. The Company performance piece of the Annual component will continue to comprise 70% of the individual’s bonus target, and the individual performance piece will comprise 30%. The Company performance piece will continue to be paid out only if threshold targets (equal to FY 2006 EPS results) are met, with payment at that threshold of 50% of the 70% of the individual’s bonus target. Payment percentages will ratchet up proportionately to 100% of the 70% if the budgeted EPS target (which has been set at 11% over FY 2006 results) is achieved, and to 150% of the 70% if the EPS stretch target (which has been set at 21% over FY 2006 results) is achieved. The individual performance element will continue to offer a payout equal to 200% of the 30% of the individual’s bonus target for a "1" rating, 125% of the 30% for a “2” rating, and 50% of the 30% for a "3" rating, with no payouts for ratings below that level.

The long-term component will again be a contingent bonus opportunity which will be created only if the budgeted EPS target for FY 2007 is met or exceeded. If the budgeted target is met, the opportunity will be equal to 50% of the individual’s bonus target, increasing proportionately to 100% if the stretch target for FY 2007 is met. The contingent opportunity so created will be reduced by half after the end of FY2008 if actual EPS results for that year are no greater than FY 2007 results, with payouts proportionately increasing to 100% of the contingent opportunity if the budgeted target for EPS for FY 2008 (which will be established by the Committee at the beginning of FY 2008) is met or exceeded. If FY 2008 EPS results are actually less than FY 2007 results, the contingent opportunity will not vest and no payout will be made.

(B) At its October 9, 2006 meeting, the Committee also established the annual salaries of the Executive Officers for its 2007 fiscal year. The new annual salaries for the Executive Officers that were Named Executive Officers in the Company’s most recently filed Proxy Statement in connection with its 2006 Annual Meeting of Shareholders, are as follows: Messrs. W. Klein, $750,000, bonus target 100%; J. McClanathan, $450,000, bonus target 80%; J. Lynch, $450,000, bonus target 80%; D. Sescleifer, $400,000, bonus target 80%; and D. Hatfield, $310,000, bonus target 60%. Annual salaries for the other Executive Officers were in a range from $280,000 to $320,000, and the bonus targets were 60%.

(C) At its October 9, 2006 meeting, the Committee granted a Performance Restricted Stock Equivalent Award Agreement to each of the Executive Officers, as listed on the exhibit to this filing. The material terms of the Performance Restricted Stock Equivalent Award Agreement are as follows:
1. Award  As of the date of the award, recipients will be credited with restricted Common Stock equivalents which, upon vesting, will convert into shares of Energizer Holdings, Inc. Common Stock which will be issued to the recipients, unless they elected in advance to defer receipt of the award until retirement or other termination of employment.
2. Vesting; Payment     Twenty-five percent of the total restricted stock equivalents granted to each recipient will vest on the third anniversary of the date of grant, twenty-five percent will vest on the date that the Company publicly releases its earnings for its 2009 fiscal year (the “Announcement Date”) only if the Company’s compound annual growth in earnings per share (“CAGR”) for the 3 year period ending on September 30, 2009 equals or exceeds 10%, and the remaining fifty percent will vest in its entirety on the Announcement Date only if the Company achieves CAGR at or above 15%, with smaller percentages of that remaining fifty percent vesting at each of the milestones indicated:

CAGR	% Vesting
11%	20%
12%	40%
13%	60%
14%	80%
15%	100%

3. Acceleration     All unvested restricted stock equivalents granted to a recipient will immediately vest upon his or her:

a.	death;
b.	declaration of total and permanent disability;
c.	involuntary termination of employment, other than for cause;
d.	change of control of Energizer Holdings, Inc.

4. Forfeiture     Any portion of the recipient’s restricted stock equivalents that are not vested will be forfeited upon:

a.	the recipient’s involuntary termination for cause;
b.	the recipient’s voluntary termination;
c.	a determination by the Committee that the recipient engaged in competition with the Company; or
d.	a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

The form of the Performance Restricted Stock Equivalent Award Agreement is attached to this filing as Exhibit 10.1.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: October 9, 2006

EXHIBIT INDEX

Exhibit No.

10.1   Form of Performance Restricted Stock Equivalent Award Agreement.